FUND ACCOUNTING AGREEMENT


     THIS AGREEMENT is made as of this 4th day of December, 2002, by and between AMSTAR INVESTMENT TRUST (the "Trust"), a Delaware business trust having its principal place of business at 14 Penn Plaza, 225 West 34th Street, Suite 918, New York, New York 10122, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 135 Merchant Street, Suite 230, Cincinnati, Ohio 45246.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires that Ultimus perform certain fund accounting services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

     WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. RETENTION OF ULTIMUS.

     The Trust hereby retains Ultimus to act as the fund accountant of the Trust and to furnish the Trust with the services as set forth below. Ultimus hereby accepts such employment to perform such duties.

     (a) MAINTENANCE OF BOOKS AND RECORDS.

     Ultimus will keep and maintain the following books and records of each Portfolio pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

          (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;
          (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection
               (b)(2)(i) of the Rule;
          (iii)Separate  ledger accounts  required by subsection  (b)(2)(ii) and
               (iii) of the Rule; and
          (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

     (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES.

     In addition to the maintenance of the books and records specified above, Ultimus shall perform the following accounting services daily for each
     Portfolio:

          (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;
          (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Portfolio's investment adviser or its designee, as approved by the Trust's Board of Trustees (hereafter referred to as "Trustees");
          (iii)Verify and reconcile with the Portfolios' custodian all daily trade activity;
          (iv) Compute, as appropriate, each Portfolio's net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity;
          (v) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;
          (vi) Determine unrealized appreciation and depreciation on securities held by the Portfolios;
          (vii)Amortize premiums and accrete  discounts on securities  purchased at a price other than face value, if requested by the Trust;
          (viii) Update  fund  accounting  system to reflect  rate  changes,  as received from a Portfolio's investment adviser, on variable interest rate instruments;
          (ix) Post Portfolio transactions to appropriate categories;
          (x) Accrue expenses of each Portfolio according to instruction received from the Trust's administrator;
          (xi) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts;
          (xii)Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and (xiii) Provide such periodic reports as the parties shall agree upon.

     (c) SPECIAL REPORTS AND SERVICES.

          (i) Ultimus may provide additional special reports upon the request of the Trust or a Portfolio's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (ii) Ultimus may provide such other similar services with respect to a Portfolio as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     (d)  ADDITIONAL ACCOUNTING SERVICES.

     Ultimus shall also perform the following additional accounting services for each Portfolio:

          (i) Provide monthly a set of financial statements for each Portfolio as described below, upon request of the Trust:

               Statement of Assets and Liabilities
               Statement of Operations
               Statement of Changes in Net Assets
               Security Purchases and Sales Journals
               Portfolio Holdings Reports

          (ii) Provide accounting information for the following:

               (A) federal and state income tax returns and federal excise tax returns;
               (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;
               (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;
               (D) registration statements on Form N-1A and other filings relating to the registration of shares;
               (E) Ultimus' monitoring of the Trust's status as a regulated investment Trust under Subchapter M of the Internal Revenue Code, as amended;
               (F)  annual audit by the Trust's  auditors;  and
               (G)  examinations performed by the SEC.

2. SUBCONTRACTING.

     Ultimus may, at its expense and subject to prior approval of the Trust, which approval shall not be unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3. COMPENSATION.

     The Trust shall pay for the services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, Schedule B attached hereto, as such Schedule may be amended from time to time.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus' compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus' compensation for the preceding month shall be made promptly.

4. REIMBURSEMENT OF EXPENSES.

     In addition to paying Ultimus the fees described in Schedule B attached hereto, the Trust agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Trust;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for Ultimus to perform the services to be provided hereunder;

     (c)  The cost of obtaining security market quotes;

     (d) All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Trust;

     (e) Any expenses Ultimus shall incur at the written direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes; and

     (f) Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement, provided that any such expenses incurred by Ultimus on behalf of the Trust shall be pre-approved by the Trust for all amounts in excess of $500 per transaction/cost item.

5. EFFECTIVE DATE.

     This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the "Effective Date").

6. TERM OF THIS AGREEMENT.

     The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

     This Agreement may be terminated without penalty: (i) by provision of written notice of nonrenewal at least sixty (60) days prior to the end of the Initial Term; (ii) by mutual agreement of the parties; (iii) for "cause" (as defined herein) upon the provision of sixty (60) days' advance written notice by the party alleging cause; (iv) at any time during the second year of this Agreement upon the provision of sixty (60) days' advance written notice that the Trust, or one of the Portfolios as the case may be, is to be liquidated and terminated; or (v) at any time after the Initial Term, upon the provision of at least sixty (60) days' advance written notice by either party.

     For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily Ultimus' obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

     Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of Ultimus' cash disbursements for services in connection with Ultimus' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents. Cash disbursements incurred by Ultimus on behalf of the Trust shall be pre-approved by the Trust for all amounts in excess of $500 per cost item.

7. STANDARD OF CARE.

     The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus' willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Article 7, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

     Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes).

     Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

8. INDEMNIFICATION.

     The Trust agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively,

"Losses") arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse Ultimus under this Article 8 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

     Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 8, the term "Ultimus" shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

9. RECORD RETENTION AND CONFIDENTIALITY.

     Ultimus shall keep and maintain on behalf of the Trust all books and records which the Trust and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

10. FORCE MAJEURE.

     Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

11. RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

     All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Ultimus' files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

12. REPRESENTATIONS OF THE TRUST.

     The Trust certifies to Ultimus that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13. REPRESENTATIONS OF ULTIMUS.

     Ultimus represents and warrants that: (1) the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Ultimus's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14. INSURANCE.

     Ultimus shall furnish the Trust with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

15. INFORMATION TO BE FURNISHED BY THE TRUST.

     The  Trust has furnished to Ultimus the following:

     (a) Copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b)  Copies of the following documents:

          (1)  The Trust's Bylaws and any amendments thereto; and
          (2) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder.

          (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

          (d) Copies of the Prospectus and Statement of Additional Information for each Portfolio.

16. AMENDMENTS TO AGREEMENT.

     This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

17. COMPLIANCE WITH LAW.

     Except for the obligations of Ultimus otherwise set forth herein, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

18. NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 14 Penn Plaza, 225 West 34th Street, Suite 918, New York, New York 10122, Attn: Robert J. Adler; and if to Ultimus, at 135 Merchant Street, Suite 230, Cincinnati, Ohio 45246, Attn:
Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20. GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21. LIMITATION OF LIABILITY.

     A copy of the Trust Instrument of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Portfolio, that Portfolio), and the Ultimus shall look only to the assets of the Trust, or the particular Portfolio, for the satisfaction of such obligations.

22. MULTIPLE ORIGINALS.

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                                  AMSTAR INVESTMENT TRUST

                                                  By: /s/ Robert Adler
                                                      -----------------------
                                                  Title: Chairman
                                                         --------------------

                                                  ULTIMUS FUND SOLUTIONS, LLC

                                                  By: /s/ Robert G. Dorsey
                                                      -----------------------
                                                  Title:  President
                                                         --------------------

                                   SCHEDULE A

                    TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                             AMSTAR INVESTMENT TRUST
                                       AND
                           ULTIMUS FUND SOLUTIONS, LLC


                                 FUND PORTFOLIOS
                                 ---------------

                        AMSTAR INTERNATIONAL EQUITY FUND
                             AMSTAR HIGH YIELD FUND
                                AMSTAR VALUE FUND
                            AMSTAR TOTAL RETURN FUND




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



                                   SCHEDULE B

                    TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                             AMSTAR INVESTMENT TRUST
                                       AND
                           ULTIMUS FUND SOLUTIONS, LLC


                                FEES AND EXPENSES
                                -----------------

FEES:

     Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

BASE FEE PER FUND PER YEAR AS FOLLOWS, PLUS

                                               Number of Share Classes
                                      -----------------------------------------
                                  One              Two            Three          Four
                                  ---              ---            -----          ----
Value Fund                      $30,000          $36,000         $42,000        $48,000
Total Return Fund               $30,000          $36,000         $42,000         48,000
High Yield                      $30,000          $36,000         $42,000         48,000
International Equity Fund       $36,000          $42,000         $48,000         54,000

ASSET BASED FEE OF:

  ---------------------------------------- --------------------------------
         AVERAGE DAILY NET ASSETS                  ASSET BASED FEE
  ---------------------------------------- --------------------------------

        $0 to $500 million                              .010%
  ---------------------------------------- --------------------------------

        In excess of $500 million                       .005%
  ---------------------------------------- --------------------------------

     The above fee includes 100 portfolio trades per month (exclusive of daily cash investments). For funds with more than 100 portfolio trades per month, Ultimus would charge $5.00 for each trade in excess of 100. For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges $250.00 per month per Fund. In addition to the above fees, each Fund will reimburse
Ultimus Fund Solutions for the costs of the daily portfolio price quotation services utilized by the Fund.


OUT-OF-POCKET EXPENSES:

     The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.





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